--------------------------
                           UNITED STATES             OMB APPROVAL
                SECURITIES AND EXCHANGE COMMISSION  --------------------------
                       WASHINGTON, D.C. 20549        OMB NUMBER      3235-0058
                                                     Expires:     May 31, 1997
                             FORM 12b-25             Estimated average burden
                                                     hours per response...2.50
                   NOTIFICATION OF LATE FILING      --------------------------
                                                     ---------------------
                                                        SEC FILE NUMBER:
                                                            1-13408
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                                                     ---------------------
                                                         CUSIP NUMBER
                                                         253869 10 1
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      (Check One): [ ]Form 10-K and Form 10-KSB [ ]Form 20-F [ ]Form 11-K
                          [X]Form 10-Q and Form 10-QSB  [ ] Form N-SAR

                 For Period Ended: September 30, 1997
                 [ ] Transition Report on 10-K
                 [ ] Transition Report on Form 20-F
                 [ ] Transition Report on Form 11-K
                 [ ] Transition Report on Form 10-Q
                 [ ] Transition Report on Form N-SAR
                 For the Transition Period Ended:______________________________

________________________________________________________________________________
   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________

PART I - Registrant Information
________________________________________________________________________________



Full Name of Registrant


DIGITAL RECORDERS, INC.
________________________________________________________________________________
Former Name if Applicable

________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

2300 ENGLERT DRIVE, SUITE B
________________________________________________________________________________
City, State and Zip Code

DURHAM, NORTH CAROLINA 27713
________________________________________________________________________________

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion
 [X] thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q, and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

         The Registrant is unable to complete the financial statements in sufficient time to file the referenced Form 10-QSB in a timely manner. The delay has been caused by the recent loss of the employee in the Company's accounting department who was primarily responsible for the compilation of data required to complete the financial statements.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Jonathan E. Kennedy                 (919)             361-2155
   (Name)                        (Area Code)      (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                       [X] Yes [ ] No
________________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                      [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

________________________________________________________________________________

                            DIGITAL RECORDERS, INC.
                _______________________________________________

                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf of the undersigned hereunto duly authorized.


                                    DIGITAL RECORDERS, INC.


Date: November 14, 1997             By: /s/ Jonathan E. Kennedy
                                        -----------------------------
                                    Jonathan E. Kennedy, Chief Financial Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                            ATTENTION
________________________________________________________________________________
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL

VIOLATIONS (SEE 18 U.S.C. 1001).
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